EXHIBIT 4.3

Promissory Note

$ 250,000 (Face Value or Principal Note)                    November 23, 2016 (Date)

For value received, the undersigned Prism Health Diagnostics, Inc. (“PHDx”, the “Borrower”), whose principal business is located at 3721 Executive Center Drive, Suite 160, Austin Texas 78731, promises to pay to the order of Avant Diagnostics, Inc.(“AVDX”, the "Lender"), the sum of $250,000 (“Principal Balance”), with interest to be paid on the principal on a monthly basis as specified below and the principal repaid in full immediately (same day funds) upon the demand of the Lender (“Call Date”) but in any event no later than the third business day after the financing of the Borrower’s accounts receivable assets (“Due Date”), by wire transfer (same day funds) to [bank name], ABA#_______, Acct#_______, FBO Lender name, branch tel: #______ or other place designated by the Lender.

Unpaid principal after the date of this Promissory Note shall accrue interest at a rate of 0.4167% per month or 5% annually, until paid in full. Interest shall be calculated on an actual/365 day basis.

Until the repayment of the Note principal on the Lender’s Call Date or on the Due Date, the unpaid and accrued interest shall be payable in arrears in monthly installments on the first day of the month, at which time the remaining unpaid principal, interest, and other costs shall be due in full. Notwithstanding a subsequent business combination between the Lender and the Borrower, all amounts due per the terms of this Promissory Note shall be due and payable on an intercompany basis.

Any payments on this Note shall first be applied against legal or collection costs until paid in full, as then may be due, and then against outstanding interest until paid in full, as then may be due, and finally applied to the outstanding principal balance.

1.	Security interest. The Borrower pledges a security interest in the form of a lien against all the senior assets of the Company, except those assets that are pledged for the financing of the Borrower’s accounts receivable (subject to that carve-out, “Pledged Assets”), to secure the payments due under this Promissory Note. As such, the Lender will be considered a secured creditor, this Promissory Note will evidence the security agreement between the Borrower and the Lender, the Borrower will have certain rights based on equity in all the Pledged Assets of the Company, and by signature hereto this Promissory Note will be deemed authenticated by the Lender and the Borrower. Furthermore, as of the date of this Promissory Note and continuing through to the payment in full of the Principal Balance, the Borrower warrants and represents that for the Pledged Assets there are no other secured creditors in a senior position to this Promissory Note such that upon sale or liquidation of any or all of the Pledged Assets, would prevent the payment in full of the Principal Balance from the settlement proceeds after the payoff of the accounts receivable financing and net of customary closing costs and fees.

2.	Prepayment. The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty.

3.	Collection Costs, Attorney’s Fees, and Late Charge. If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process, without protest of any kind, legal or otherwise. If the note remains unpaid for an additional 30 days after the Call Date when Lender gives demand, the Borrower shall be required to pay a 5% late charge for each thirty day late period subject to the maximum amount permitted by law and based on the principal still remaining due on the Note at that time.

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4.	Default Events. If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

a)	Closing and settlement of any of the Pledge Assets to any buyer, or financing with any other lender using a security interest in the Pledge Assets, without immediate payment of the Principal Balance in full;

b)	failure of the Borrower to pay the principal and any accrued interest in full on or before the Due Date;

c)	dissolution of the Borrower or Lender;

d)	filing of bankruptcy proceedings involving the Borrower as a Debtor;

e)	application for the appointment of a receiver for the Borrower;

f)	making of a general assignment for the benefit of the Borrower's creditors;

g)	insolvency of the Borrower;

h)	a misrepresentation by the Borrower to the Lender for the purpose of obtaining or extending credit.

5.	Borrower Waivers. Borrower waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

6.	Additional Lender Rights. No renewal or extension of this Note, delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note shall affect the liability or the obligations of the Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender's option.

7.	Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or a recognized overnight delivery service such as FedEx.

If to the Borrower: _________

If to the Lender: _________

8.	No Waiver.

The waiver or failure of either party to exercise in any respect any right provided in this agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

9.	Entirety of Agreement.

The terms and conditions set forth herein constitute the entire agreement between the parties and supersede any communications or previous agreements with respect to the subject matter of this Agreement. There are no written or oral understandings directly or indirectly related to this Agreement that are not set forth herein. No change can be made to this Agreement other than in writing and signed by both parties.

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10.	Governing Law.

This Agreement shall be construed and enforced according to the laws of the State of Nevada and any dispute under this Agreement must be brought in this venue and no other.

11.	Headings in this Agreement

The headings in this Agreement are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

12.	Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

In Witness whereof, the parties have executed this Agreement as of the date first written above.

Witness:	Borrower: Prism Health Diagnostics, Inc. aka PHDx

Signature: ________________________	___________________________

Name: ___________________________	___________________________

Witness:	Lender: Avant Diagnostics, Inc. aka AVDX

Signature: ________________________	___________________________

Name: ___________________________	___________________________

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